                                                                    EXHIBIT 23.1


The Board of Directors
Fresh America Corp.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-35019 and 333-3714) on Form S-8 of Fresh America Corp. of our report dated March 22, 2002 relating to the consolidated balance sheets of Fresh America Corp. and subsidiaries as of December 28, 2001 and December 29, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 2001, which report appears in the December 28, 2001 annual report on Form 10-K of Fresh America Corp.



                                                              KPMG LLP

Dallas, Texas
March 27, 2002